Code of Ethics Statement

Background

As an investment adviser registered under the Investment Advisers Act of 1940 (the “Act”), J.A. Forlines, LLC (the “Adviser”) is subject to Rule 204A-1. This rule requires registered investment advisers to adopt a code of ethics to:

(i)         set forth standards of conduct expected of advisory personnel (including compliance with federal securities laws);

(ii)        safeguard material non-public information about client transactions; and

(iii)       require “access persons” to report their personal securities transactions. In addition, the activities of an investment adviser and its personnel must comply with the broad antifraud provisions of Section 206 of the Advisers Act, and personal securities transactions must generally be reported under Rule 204-2 under the Advisers Act.

Introduction

As an investment adviser firm, we have an overarching fiduciary duty to our clients.  They deserve our undivided loyalty and effort, and their interests come first.  We have an obligation to uphold that fiduciary duty and see that our personnel do not take inappropriate advantage of their positions and the access to information that comes with their positions.

The Adviser holds their directors, officers, and employees accountable for adhering to and advocating the following general standards to the best of their knowledge and ability:

•      Always place the interest of the clients first and never benefit at the expense of advisory clients.

•      Always act in an honest and ethical manner, including in connection with, and the handling and avoidance of, actual or potential conflicts of interest between personal and professional relationships.

•      Always maintain the confidentiality of information concerning the identity of security holdings and financial circumstances of clients.

•      Fully comply with all applicable laws, rules and regulations of federal, state and local governments and other applicable regulatory agencies.

•      Proactively promote ethical and honest behavior with the Adviser, including, without limitation, the prompt reporting of violations of, and being accountable for adherence to, this Code of Ethics.

Failure to comply with the Adviser’s Code of Ethics may result in disciplinary action, including termination of employment.

Prohibited Purchases and Sales

Insider Trading

In accordance with Section 204A, J.A. Forlines, LLC strictly prohibits trading personally or on the behalf of others, directly or indirectly, based on the use of material, non-public or confidential information. The firm additionally prohibits the communicating of material non-public information to others in violation of the law. Employees who are aware of the misuse of material nonpublic information should report such to the CCO.  This policy applies to all firm employees and associated persons without exception.

The SEC defines material by saying “Information is material if ‘there is a substantial likelihood that a reasonable shareholder would consider it important’ in making an investment decision.”  Information is nonpublic if it has not been disseminated in a manner making it available to investors generally.

Please note that SEC’s position that the term “material nonpublic information” relates not only to issuers but also to the adviser’s securities recommendations and client securities holdings and transactions.

Personal Securities Transactions

a.    Initial Public Offerings (IPO’s)

Except in a transaction exempted by the “Exempted Transactions” section of this Code of Ethics, no access person or other employee may acquire, directly or indirectly, beneficial ownership in any securities in an Initial Public Offering.

b.   Limited or Private Offerings

Except in a transaction exempted by the “Exempted Transactions” section of this Code of Ethics, no access person or other employee may acquire, directly or indirectly, beneficial ownership in any securities in a Limited or Private Offering without first obtaining approval from the CCO.
If authorized, investment personnel are required to disclose that investment when they play a part in any client’s subsequent consideration of an investment in the issuer.

c.    Blackout Periods

Access persons are prohibited from executing a securities transaction during a day where the firm is executing its ETF models on behalf of clients; however, in appropriate cases the CCO may waive such prohibition at his discretion if all client trades have been cleared or executed or if a separate Trading Research area, separate from Client Trading is active.  This policy does not apply to transactions that do not present the potential for conflicts of interest, as set forth under the “Exempted Transactions” section of this policy.

d.   Short-Term Trading

ETFs held in client accounts may be purchased and sold, or sold and repurchased, within 30 calendar days by investment personnel if our model methodology and macro conditions warrant those trades in the best interest of clients. This is particularly true in volatile markets where preservation of capital for clients is paramount.

e.    Miscellaneous Restrictions

a.    Margin Accounts

Investment personnel are prohibited from purchasing securities on margin, unless pre-cleared by the CCO.

b.   Short Sales

Investment personnel are prohibited from selling any security short that is owned by any client of the firm, except for short sales “against the box”.

Exempted Transactions

The prohibitions of this section of this Code of Ethics shall not apply to:

•      Purchases or sales affected in any account over which the access person has no direct or indirect influence or control.

•      Purchases which are part of an automatic investment plan, including dividend reinvestment plans.

•      Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of rights so acquired.

•      Acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities.

•      Open end Investment Company shares other than shares of investment companies advised by the firm or its affiliates or sub-advised by the firm.

•      Certain closed-end index funds

•      Unit investment trusts

•      Exchange traded funds that are based on a broad-based securities index

•      Futures and options on currencies or on a broad-based securities index

Prohibited Activities

Conflicts of Interest

J.A. Forlines, LLC has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interest of its clients. All supervised persons must refrain from engaging in any activity or having a personal interest that presents a “conflict of interest.” A conflict of interest may arise if your personal interest interferes, or appears to interfere, with the interests of the Adviser or its clients.  A conflict of interest can arise whenever you take action or have an interest that makes it difficult for you to perform your duties and responsibilities for the Adviser honestly, objectively and effectively.

While it is impossible to describe all of the possible circumstances under which a conflict of interest may arise, listed below are situations that most likely could result in a conflict of interest and that are prohibited under this Code of Ethics:

•      Access persons may not favor the interest of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives of supervised persons). This kind of favoritism would constitute a breach of fiduciary duty.

•      Access persons are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.

Access persons are prohibited from recommending, implementing or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to the CCO. If the CCO deems the disclosed interest to present a material conflict, the investment personnel may not participate in any decision-making process regarding the securities of that issuer.

Gifts and Entertainment

Supervised persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, supervised persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the supervised person.

No supervised person may receive any gift, service, or other thing of more than de minimis value of from any person or entity that does business with or on behalf of the adviser. No supervised person may give or offer any gift of more than de minimis value to existing clients, prospective clients, or any entity that does business with or on behalf of the adviser without written pre-approval by the chief compliance officer.  The annual receipt of gifts from the same source valued at $100.00 or less shall be considered de minimis. Additionally, the receipt of an occasional dinner, a ticket to a sporting event or the theater, or comparable entertainment also shall be considered to be of de minimis value if the person or entity providing the entertainment is present.

No supervised person may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of the adviser.

Bribes and kickbacks are criminal acts, strictly prohibited by law. Supervised persons must not offer, give, solicit or receive any form of bribe or kickback.

Confidentiality

Supervised persons shall respect the confidentiality of information acquired in the course of their work and shall not disclose such information, except when they believe they are authorized or legally obliged to disclose the information. They may not use confidential information acquired in the course of their work for their personal advantage.  Supervised persons must keep all information about clients (including former clients) in strict confidence, including the client’s identity (unless the client consents), the client’s financial circumstances, the client’s security holdings, and advice furnished to the client by the firm.

Service on a Board of Directors

Supervised persons shall not serve on the board of directors of publicly traded companies absent prior authorization by the CCO.  Any such approval may only be made if it is determined that such board service will be consistent with the interests of the clients and of the Adviser, and that such person serving as a director will be isolated from those making investment decisions with respect to such company by appropriate procedures.  A director of a private company may be required to resign, either immediately or at the end of the current term, if the company goes public during his or her term as director.

Compliance Procedures

Compliance with Laws and Regulations

All supervised persons of the Adviser must comply with all applicable state, local and federal securities laws.  Specifically, supervised persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

•      To defraud such client in any manner;

•      To mislead such client, including by making a statement that omits material facts;

•      To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;

•      To engage in any manipulative practice with respect to such client; or

•      To engage in any manipulative practice with respect to securities, including price manipulation.

Personal Securities Transactions Procedures and Reporting

Overview of JAForlines Global’s (JFG) Trading Practices JFG has developed Employee Personal Account Trading Requirements which govern both trading in personal and proprietary accounts by access employees. First, it is important to note that as a matter of asset allocation policy, JFG only invests in Exchange-Traded Funds (ETFs) in client accounts. Thus JFG employees are not exposed to the types of sensitive portfolio and trading data that would be relevant at firms involved in the trading of individual stocks. Finally, JFG has developed its Rules and Procedures herein to be fully compliant with SEC guidelines as well as the Adviser’s Act. Because of the small Access staff, JFG has utilized technology such as email, PDF files, and the like wherever possible to enable such compliance.

General Rules All personal brokerage accounts are to be maintained and all trades executed at approved custodians. Any requests for exceptions to this rule must be in writing and will only be granted if reasonable and is caused by conflicting compliance guidelines, e.g., an employee has a joint account with an access person at another RIA or a Broker/Dealer. In such exceptions, JFG’s employees must follow all other rules and procedures herein related to pre-approval, reporting, and trading.

Pre-Approval, ETF’s and Mutual Funds Being Traded Same Day JFG utilizes proprietary models (the”Models”) to implement buying and selling of its ETFs. These Models are generated by the Primary Portfolio Manager (PPM) John Forlines III. The Models then are used to build Target Percentage Models on the trade engines of our custodians. All JFG’s ETF selections are liquid (minimum asset size is generally $1 Billion) and execution cannot be affected by the size of buy and sell programs JFG utilizes. However, JFG requires that Model Shift trades (large scale model rebalancing with new buys and sells) on Custodian trade engines are executed PRIOR to any trading by Client Trading Area Personnel (CTAPs) in any ETFs that are represented in any Model employed that trading day—employees must wait until the customer sell/buy is executed. Note that trading in research accounts by PPM (which may include personal accounts) outside the Client Trading Area is permitted generally except on Model Shift days in the affected ETFs, where the same guidelines on CTAPs apply.

Pre-Approval, Blackout Lists:  One class of ETFs that requires a special pre-approval are Closed-in-funds. JFG has used them in the past in client accounts. They often trade at a large discount to asset value, but are subject to large bid/ask spreads. In cases like this, JFG employees are forbidden to trade in these ETFs while client orders are outstanding. The same procedure as above for pre-approval shall apply, however the Access approver must withhold permission until the Model program involving the ETFs in question are completely executed in client accounts.

Maintenance of Trading Records: JFG requires employees involved or those have advance knowledge of portfolio model changes to sign the Code of Ethics Certification on an annual basis and to agree to provide personal investment statements upon request by the Firm’s CCO. These records are reviewed by officers of the Firm to insure compliance with the above trading restrictions.

Code of Ethics: All employees sign the Code of Ethics each year signifying compliance to the values and rules therein. Trading rules are an important part of the Code of Ethics.

Certification of Compliance

a.    Initial Certification

The firm is required to provide all supervised persons with a copy of the code. All supervised persons are to certify in writing that they have: (a) received a copy of the code; (b) read and understand all provisions of the code; and (c) agreed to comply with the terms of the code.

b.   Acknowledgement of Amendments

The firm must provide supervised persons with any amendments to the code and supervised persons must submit a written acknowledgement that they have received, read, and understood the amendments to the code.

c.    Annual Certification

All supervised persons must annually certify that they have read, understood, and complied with the code of ethics and that the supervised person has made all of the reports required by the code and has not engaged in any prohibited conduct.

The CCO shall maintain records of these certifications of compliance.

Reporting Violations

All supervised persons must report violations of the firm’s code of ethics promptly to the CCO.  If the CCO is involved in the violation or is unreachable, supervised persons may report directly to the Supervisor.  All reports of violations will be treated confidentially to the extent permitted by law and investigated promptly and appropriately.  Persons may report violations of the Code of Ethics on an anonymous basis.  Examples of violations that must be reported are (but are not limited to):

•      noncompliance with applicable laws, rules, and regulations;

•      fraud or illegal acts involving any aspect of the firm’s business;

•      material misstatements in regulatory filings, internal books and records, clients records or reports;

•      activity that is harmful to clients, including fund shareholders; and deviations from required controls and procedures that safeguard clients and the firm.

No retribution will be taken against a person for reporting, in good faith, a violation or suspected violation of this Code of Ethics.

Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the code.

Compliance Officer Duties

Training and Education

CCO shall be responsible for training and educating supervised persons regarding the code.  Training will occur periodically as needed and all supervised persons are required to attend any training sessions or read any applicable materials.

Recordkeeping

CCO shall ensure that the Adviser maintains the following records in a readily accessible place:

a.    A copy of each code of ethics that has been in effect at any time during the past five years

b.   A record of any violation of the code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred

c.    A record of all written acknowledgements of receipt of the code and amendments for each person who is currently, or within the past five years was, a supervised person.  These records must be kept for five years after the individual ceases to be a supervised person of the firm.

d.   Holdings and transactions reports made pursuant to the code, including any brokerage confirmation and account statements made in lieu of these reports

e.    A list of the names of persons who are currently, or within the past five years were, access persons

f.    A record of any decision and supporting reasons for approving the acquisition of securities by access persons in limited offerings for at least five years after the end of the fiscal year in which approval was granted.

g.   A record of any decisions that grant employees or access persons a waiver from or exception to the code.

h.    A copy of the firm’s Global Investment Performance Standards (“GIPS” or the “Standards”). The firm’s policy is as follows. The firm’s Operations Group values and calculates performance on the two largest model portfolios on a daily basis. Final monthly valuation and the investment performance of each portfolio managed by the firm are computed after consultation with the operations personnel of the applicable Broker Dealer where the portfolio assets are maintained and review of custodian records. The firm discloses on its marketing material that policies for valuing portfolios, calculating performance, and preparing compliant presentations are available upon request.

Annual Review

CCO shall review at least annually the adequacy of the code of ethics and the effectiveness of its implementation.

Sanctions

Any violations discovered by or reported to the CCO shall be reviewed and investigated promptly, and reported through the CCO to the Supervisor. Such report shall include the corrective action taken and any recommendation for disciplinary action deemed appropriate by the CCO.  Such recommendation shall be based on, among other things, the severity of the infraction, whether it is a first or repeat offense, and whether it is part of a pattern of disregard for the letter and intent of this Code of Ethics.  Upon recommendation of the CCO, the Supervisor may impose such sanctions for violation of this Code of Ethics as it deems appropriate, including, but not limited to:

a.    letter of censure;

b.   suspension or termination of the employment;

c.    reversal of a securities trade at the violator’s expense and risk, including disgorgement of any profit; and

d.   in serious cases, referral to law enforcement or regulatory authorities.

Definitions

“Access Person” includes any supervised person who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund the adviser or its control affiliates manage; or is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic.  All of the firm’s directors, officers, and partners are presumed to be access persons.

“Act” means the Investment Advisers Act of 1940, as amended.

“Adviser” means J.A. Forlines, LLC.

A Covered Security is “being considered for purchase or sale” when a recommendation to purchase or sell the Covered Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a) (2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes as such Act and the rules and regulations promulgated thereunder.

“CCO” means Chief Compliance Officer per rule 206(4)-7 of the Investment Advisers Act of 1940.

 “Conflict of Interest”: for the purposes of this Code of Ethics, a “conflict of interest” will be deemed to be present when an individual’s private interest interferes in anyway, or even appears to interfere, with the interests of the Adviser as a whole.

 “Covered Security” means any stock, bond, future, investment contract or any other instrument that is considered a “security” under the Act. Additionally, it includes options on securities, on indexes, and on currencies; all kinds of limited partnerships; foreign unit trusts and foreign mutual funds; and private investment funds, hedge funds, and investment clubs.

“Covered Security” does not include direct obligations of the U.S. government; bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements; shares issued by money market funds; shares of open-end mutual funds that are not advised or sub-advised by the Adviser; and shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are funds advised or sub-advised by the Adviser.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

 “Investment personnel” means: (i) any employee of the  Adviser or of any company in a control relationship to the Adviser who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities for clients.

 A “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

 “Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

 “Supervised Persons” means directors, officers, and partners of the adviser (or other persons occupying a similar status or performing similar functions); employees of the adviser; and any other person who provides advice on behalf of the adviser and is subject to the adviser’s supervision and control.